Exhibit 99.1
Press Release

Bio-Rad Reports Second-Quarter 2017 Financial Results

HERCULES, Calif.- August 3, 2017-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, announced financial results today for the second quarter ended June 30, 2017.

Second-quarter 2017 net sales were $504.7 million, a decrease of 2.3 percent compared to $516.8 million reported for the second quarter of 2016. On a currency-neutral basis, quarterly net sales decreased 1.6 percent compared to the same period last year. The sales decline in the second quarter of 2017 was largely due to a slowdown in productivity related to the recent go-live of our global ERP system in Western Europe as well as the absence of sales that were pulled forward into the first quarter in anticipation of our ERP deployment.

The Life Science segment net sales in the second quarter of 2017 were $179.4 million, a decrease of 0.3 percent compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased 0.3 percent compared to the second quarter of 2016. Currency neutral sales growth was primarily driven by sales of Droplet Digital PCR (ddPCR) instruments and reagents, offset by a decline in process chromatography media sales, as well as some of the ERP-related disruption mentioned above. Also, during the quarter the Life Science segment posted increases from the acquisition of RainDance Technologies. The currency neutral sales increase was reflected in North America, China, and Asia Pacific, offset by slowness in Europe, Latin America and Japan.

Net sales for the Clinical Diagnostics segment in the second quarter of 2017 were $322.1 million, a decrease of 3.5 percent compared to the second quarter of 2016. On a currency-neutral basis, sales decreased 2.7 percent compared to the same period last year. Results from the second quarter reflected a substantial slowdown of European sales, especially in infectious disease and immunohematology products, directly related to the disruptions post go-live of the new ERP system. The currency neutral sales results also reflected slowness in the Americas, partially offset by growth in Asia.

Net income for the second quarter of 2017 was $5.0 million, or $0.17 per share on a fully diluted basis, compared to $18.0 million, or $0.61 per share during the same period last year. Net income for the second quarter of 2017 versus the second quarter of 2016 was negatively impacted by the lower sales and corresponding lower gross profit as well as increased acquisition-related expenditures for new products and technology and higher expense for the implementation of new systems and operations in Europe.

“The second quarter of 2017 has been one of our most challenging with sales growth being significantly tempered by the slowing of productivity resulting from our major ERP deployment in Western Europe as well as from lower than expected sales in our process media business and in the Americas,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “These sales results, along with substantial spending related to implementing new systems and operations in Europe, as well as increased expenditures for newly acquired products and technology, combined to produce a disappointing operating result for the quarter. However, we remain confident that these investments will lead to increased sales and margin expansion over the coming years,” added Mr. Schwartz.

The following table compares certain non-cash or non-recurring items from Q2 2017 to Q2 2016:

(in millions)	Q2 2017	Q2 2016
Purchase accounting amortization COGS SG&A	$ 7.1 $ 1.8	$7.2 $1.7
Acquisition-related expense R&D	$11.5	$2.4
Contingent Consideration SG&A	( $1.3)	($0.6)
Europe Restructuring	$0.0	$11.7
Total impact to operations	$19.1	$22.4

The effective tax rate for the second quarter of 2017 was a 350 percent benefit, compared to a tax rate of 33 percent for the same quarter in 2016. The unusually low tax rate used in the second quarter of 2017 reflects discrete tax benefits related to share-based compensation as well as the transfer of intangibles related to our European reorganization.
On a reported basis, net sales for the first half of 2017 increased 1.7 percent to $1.0 billion compared to $988.0 million for the same period in 2016. On a currency-neutral basis, net sales grew 2.3 percent.
Year-to-date net income for 2017 was $17.4 million, or $0.58 per share on a fully diluted basis, compared to $30.3 million, or $1.03 per share, respectively, during the same period in 2016.

2017 Financial Outlook
For the full year 2017, the Company continues to anticipate currency-neutral organic sales growth of approximately 4 percent, which assumes a substantial portion of the lower revenue due to the transition to a new ERP system will be recovered by the end of the year. Further, the addition of the recently acquired RainDance Technologies could add up to another 1 percent of growth in sales for the full year.

With the lower than anticipated operating profit in the first half of 2017 and including the addition of RainDance, the Company is lowering its estimate for currency-neutral operating profit for the full year from the previously stated 7 percent of sales to now be in the 6 to 6.5 percent range.

“While 2017 will be another year of relatively modest operating margin especially with the inclusion of substantial acquisition-related expense, we are focused on completing these foundational investments and harvesting the benefits of a more efficient and cost effective operating model,” Mr. Schwartz said. “We look forward to sharing more insight to our long term plans with the investment community at our Investor Day to be held in New York later this year.”

Management will discuss these results in a conference call at 2 PM Pacific Daylight Time (5 PM Eastern Daylight Time) August 3, 2017. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., conference
ID: 50367493. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio‑rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The Company employs more than 8,350 people worldwide and had net sales exceeding $2 billion in 2016. For more information, please visit www.
bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, our ability to recover revenue, expectations regarding operating margin and foundational investments, realizing increased sales and margin expansion over the coming years, our expectations regarding the recently acquired RainDance Technologies and regarding our products and our release of new products. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “anticipate,” “may,” “will,”

“intend,” “estimate,” “assume”, “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, our ability to integrate acquired companies, products or technologies into our company successfully, our ability to compete effectively, foreign currency exchange fluctuations, recent and planned changes to our global organizational structure and executive management team, product quality and liability issues, international legal and regulatory risks, reductions in government funding or capital spending of our customers, supply chain issues, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$504,666	$516,777	$1,004,717	$987,974
Cost of goods sold	231,367	236,545	461,431	443,713
Gross profit	273,299	280,232	543,286	544,261
Selling, general and administrative expense	213,027	205,536	407,967	395,252
Research and development expense	62,623	49,811	112,111	98,397
Impairment loss on long-lived asset	—	2,360	—	2,360
Income (loss) from operations	(2,351)	22,525	23,208	48,252
Interest expense	5,770	5,632	10,811	11,212
Foreign currency exchange losses, net	2,516	1,237	4,305	2,366
Other (income) expense, net	(11,757)	(11,208)	(13,175)	(12,385)
Income before income taxes	1,120	26,864	21,267	47,059
Benefit (provision) for income taxes	3,915	(8,850)	(3,819)	(16,769)
Net income	$5,035	$18,014	$17,448	$30,290

Basic earnings per share:
Net income per basic share	$0.17	$0.61	$0.59	$1.03
Weighted average common shares - basic	29,613	29,398	29,597	29,381

Diluted earnings per share:
Net income per diluted share	$0.17	$0.61	$0.58	$1.03
Weighted average common shares - diluted	30,006	29,589	29,962	29,549

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$321,584	$456,264
Short-term investments	395,828	387,736
Accounts receivable, net	392,842	372,348
Inventories, net	580,581	524,961
Other current assets	135,693	103,215
Total current assets	1,826,528	1,844,524

Property, plant and equipment, net	503,329	488,614
Goodwill, net	530,287	477,115
Purchased intangibles, net	184,819	161,609
Other investments	1,040,959	830,790
Other assets	57,537	47,852
Total assets	$4,143,459	$3,850,504

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$277,566	$296,473
Current maturities of long-term debt	505	334
Income and other taxes payable	33,308	28,124
Other current liabilities	143,731	146,391
Total current liabilities	455,110	471,322

Long-term debt, net of current maturities	434,386	434,186
Other long-term liabilities	442,966	358,237
Total liabilities	1,332,462	1,263,745

Total stockholders’ equity	2,810,997	2,586,759
Total liabilities and stockholders’ equity	$4,143,459	$3,850,504

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Cash received from customers	$999,779	$1,020,149
Cash paid to suppliers and employees	(970,116)	(935,587)
Interest paid, net	(10,315)	(10,911)
Income tax payments, net	(19,066)	(11,085)
Other operating activities	5,918	7,141
Net cash provided by operating activities	6,200	69,707
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(73,573)	(11,477)
Other investing activities	(74,102)	(98,851)
Net cash used in investing activities	(147,675)	(110,328)
Cash flows from financing activities:
Payments on long-term borrowings	(149)	(156)
Other financing activities	(246)	3,450
Net cash (used in) provided by financing activities	(395)	3,294
Effect of foreign exchange rate changes on cash	7,190	(1,571)
Net decrease in cash and cash equivalents	(134,680)	(38,898)
Cash and cash equivalents at beginning of period	456,264	457,549
Cash and cash equivalents at end of period	$321,584	$418,651

Reconciliation of net income to net cash provided by operating activities:
Net income	$17,448	$30,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,688	71,668
Changes in working capital	(91,965)	(54,026)
Other	10,029	21,775
Net cash provided by operating activities	$6,200	$69,707